News Release

Weatherford Updates Fourth Quarter 2013 Guidance
Confirms Significant Reduction in Net Debt; Announces Cost Reduction Measures

GENEVA, Switzerland, January 30, 2014 - PRNewswire/ - Weatherford International Ltd. (NYSE / Euronext Paris / SIX: WFT) today updates its projected fourth quarter 2013 earnings per share (non-GAAP) financial results. Earnings per share for the fourth quarter 2013 are estimated to be in the range of $0.05 - $0.08. The shortfall can be primarily attributed to the following factors:

•	Capital discipline driven activity reductions in Latin America;

•	Operational disruptions in the Middle East;

•	Severe weather conditions, adversely impacting activity in North America and the North Sea; and

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Incremental tax planning items, which increased the fourth quarter effective tax rate to approximately 50%, adding $0.03 to the fourth quarter tax expense. These items are expected to favorably impact the tax rate for the Company going forward.

Despite the shortfalls described above, net debt was reduced by nearly $700 million during the fourth quarter, reflecting strong operating cash flow and the partial monetization of the previously announced divestiture of the Borets joint venture.

The Company established a culture of capital discipline in 2013, successfully resolved the U.S. government investigations, and expects to announce the remediation of the material weakness in income tax accounting when we file our Form 10-K for 2013. The Company has identified the non-core businesses which have now been slated for divestiture. These are essential steps in our transformational plan.

2014 Outlook
In 2014, we are focused on achieving a step change in profitability by:

•	Focusing the organization on growing our core businesses;

•	Making our cost base more efficient; and

•	Divesting our non-core businesses and reducing our net debt.

The operational update going into 2014 is positive. Some highlights are:

•	During the fourth quarter, the Company secured an incremental $1.5 billion in multi-year contracts for well construction across all regions;

•	Artificial Lift continues to gain market share, primarily in North America;

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Currently, more than 80% of our U.S. pressure pumping horsepower is term contracted. During the fourth quarter, the increased focus on cost and operating efficiencies in pressure pumping are expected to drive profitability improvements in 2014; and

•	There is continued improvement on securing dayrate contracts in the Eastern Hemisphere for our rigs. Currently, more than 90% of the Eastern Hemisphere rigs are contracted.

As an important step in making our cost base more efficient, the Company has decided to reduce its workforce by 7,000 employees, primarily from its fixed support cost base. This reduction will not affect the non-core businesses of Weatherford that have been earmarked for divestiture in 2014; instead, it is designed to lighten the support structure of Weatherford to compensate for the divestiture program. The workforce reduction is expected to be completed during the first half of 2014, resulting in annualized savings of $500 million, with roughly half of this amount impacting 2014 earnings. These actions will not affect or compromise in any way Weatherford's accounting and tax processes.
Concurrently, additional strategic reviews are ongoing with a view to eliminating operations that do not have critical mass and are currently unprofitable and a drain on Weatherford's cash flow.
The non-core business divestiture program is on track as previously announced.
Based on its current activity profile, and inclusive of the benefits arising from the cost reduction actions outlined above, Weatherford expects 2014 earnings per share (non-GAAP) to range between $1.10 and $1.20 and our effective tax rate is forecasted to be 25% to 35%.
Having placed all distractions behind us, management is single-mindedly focused on operating performance. Additional details on the Company’s 2014 outlook, operations, cash flow and cost reduction actions will be provided during our fourth quarter earnings conference call on February 26, 2014.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies. Weatherford’s product and service portfolio spans the lifecycle of the well, and includes formation evaluation, well construction, completion and production. The Company provides innovative solutions, technology and services to the oil and gas industry, and operates in over 100 countries currently employing more than 65,000 people worldwide.

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Contact:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President - Investor Relations

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s non-GAAP earnings per share and the size, timing and benefits of the reduction in workforce, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford's management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Specifically, statements regarding the current period assume that there will be no subsequent events or other adverse developments after the date of this press release that cause our financial statements for the current period, when filed with the SEC, to vary materially from the amounts herein. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results due to the Company’s ability to implement workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the reduction plan; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. Additionally, the Company has not completed our review of our financial information for the fourth quarter of 2013, and accordingly, expected results are subject to change. Forward-looking statements also are affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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